Calculation of Filing Fee Tables
S-8
AGENUS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	250,000	$ 7.84	$ 1,960,000.00	0.0001381	$ 270.68
Total Offering Amounts:						$ 1,960,000.00		$ 270.68
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 270.68
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act") this registration statement on Form S-8 also covers such additional shares of common stock, $0.01 par value per share ("Common Stock") of Agenus Inc. (the "Registrant"), as may be issued to prevent dilution from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Inducement Plan. (2) Represents shares of Common Stock reserved for issuance under the Registrant's 2015 Inducement Equity Plan. (3) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h), based on $7.84, which represents the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Capital Market on August 28th, 2026. (4) The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources